                       FIRST ADDENDUM TO
         AGREEMENT FOR SALE OF UNIVIEW TECHNOLOGIES CORPORATION
             5% CONVERTIBLE PREFERRED STOCK, SERIES 1998-A1
            TO BROWN SIMPSON STRATEGIC GROWTH FUND, LTD. AND
                BROWN SIMPSON STRATEGIC GROWTH FUND, L.P.

     uniView  Technologies Corporation ("UVEW"), Brown Simpson  Strategic
Growth  Fund,  Ltd.  and  Brown  Simpson  Strategic  Growth  Fund,   L.P.
(collectively,  "Brown Simpson") agree to the following modifications  to
the   Convertible  Preferred  Stock  Purchase  Agreement,  including  the
Certificate of Designation of 5% Convertible Preferred Stock, Series 1998-A1 of uniView Technologies Corporation heretofore executed by the parties and dated as of June 30, 1998 (collectively, the "Agreement"):

     Notwithstanding anything in the Agreement to the contrary, the parties hereby agree as follows:

     1. Brown Simpson hereby subscribes for and purchases an additional 16 shares of Series 1998-A1 Preferred Stock at a purchase price of $400,000, as hereinafter allocated, with funding to occur no later than the close of business on January 27, 1999;

     2. Brown Simpson shall receive additional warrants, as hereinafter allocated, to purchase One Million (1,000,000) shares of UVEW's $.10 par value common stock, exercisable for three (3) years at an exercise price of One Dollar ($1.00) per share;

     3. The conversion price for all outstanding shares of Series 1998-A1 Preferred Stock, including the current investment, is hereby fixed at $.625 per share;

     4. Brown Simpson shall indemnify UVEW for any placement fees which may otherwise accrue to Pacific Continental Securities Corp. because of the additional funding;

     5. Brown Simpson shall not convert any shares of 1998-A1 Preferred Stock, shall not exercise any warrants, and shall not sell any shares of UVEW $.10 par value common stock until July 26, 1999, unless on the trading day immediately preceding any such proposed action, the closing sale price of UVEW common shares equals or exceeds $2.50 per share;

     6.   On or about April 26, 1999, and upon the expiration of each ninety
          (90) day period thereafter, upon a thirty (30) day written request from Brown Simpson, UVEW shall file a registration statement with the Securities and Exchange Commission covering up to one-third (1/3) of the number of common shares underlying Series 1998-A1 Preferred Stock, plus one-third (1/3) of the number of common shares underlying the warrants referenced in item number two above; the number of shares to be registered shall accumulate; and

     7. It is the intent of the parties that this First Addendum shall constitute a re-issuance of all outstanding shares of Series 1998-A1 Preferred Stock as of the date hereof and the parties agree to execute and file such further documentation as may be reasonably necessary to effect this intent; Brown Simpson acknowledges that UVEW's Common Stock is currently subject to delisting from Nasdaq and hereby waives any penalties and remedies for breach of any covenant to maintain such listing, although UVEW agrees to use its best reasonable efforts to maintain such listing; the parties further waive such penalties and remedies for any breach which may have otherwise accrued under the Agreement since June 30, 1998.

     The Agreement is, in all other respects, hereby ratified and affirmed.

     Dated as of January 26, 1999.

     IN WITNESS WHEREOF, the parties hereto have caused this First Addendum to the Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

                              UNIVIEW TECHNOLOGIES CORPORATION

                              By:  /s/  Patrick A. Custer
                                  Patrick A. Custer, President

                              BROWN SIMPSON STRATEGIC GROWTH FUND, LTD.

                              By:  /s/  James R. Simpson
                                    James R. Simpson, Principal

                              BROWN SIMPSON STRATEGIC GROWTH FUND, L.P.

                              By:  /s/  James R. Simpson
                                    James R. Simpson, Principal
Company:

uniView Technologies Corporation
10911 Petal Street
Dallas, Texas  75238
Attn:  Patrick A. Custer

Purchasers:

Brown Simpson Strategic Growth Fund, Ltd.
152 West 57th Street, 40th Floor
New York, New York 10019
Portion of Series 1998-A1 Purchase Price     -    $_300,000_________
Series 1998-A1 Shares                        -    _12________________
Warrants to purchase UVEW par value $.10 common stock 750,000________

Brown Simpson Strategic Growth Fund, L.P.
152 West 57th Street, 40th Floor
New York, New York 10019
Portion of Series 1998-A1 Purchase Price     -    $_100,000__________
Series 1998-A1 Shares                        -    _4_________________
Warrants to purchase UVEW par value $.10 common stock 250,000_________